UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2019

Tellurian Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-5507	06-0842255
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 Louisiana Street, Suite 3100, Houston, TX	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 962-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker Symbol	Name of each exchange on which registered
Common stock, par value $0.01 per share	TELL	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                              Entry into a Material Definitive Agreement.

Credit Agreement

On May 23, 2019, Driftwood Holdings LLC (the “Borrower”), a Delaware limited liability company and an indirect wholly owned subsidiary of Tellurian Inc. (the “Company”), entered into an agreement providing for senior secured term loans (the “Credit Agreement”) by and among the Borrower, as the borrower, the guarantors party thereto, Wilmington Trust, National Association, as the administrative agent, Wilmington Trust, National Association, as the collateral agent, and the lenders from time to time parties thereto. The Credit Agreement provides for $75,000,000 in term loans, which is comprised of (i) a term loan in the amount of $60,000,000 (the “Closing Date Loan”) that was borrowed in full at closing and (ii) a delayed draw term loan in an amount not to exceed $15,000,000 (which can be borrowed on or before August 31, 2019 so long as certain conditions precedent specified therein, including Total Delaware, Inc. (“Total Delaware”) or an affiliate thereof delivering an executed equity capital contribution agreement for an equity investment of at least $500,000,000 in the Borrower, are satisfied (the “Delayed Draw Loan” and together with the Closing Date Loan, the “Loans”), to be used for, among other things, general company purposes and to pay fees and expenses related to the Credit Agreement.  On April 2, 2019, the Company and Total S.A. announced a Heads of Agreement for Total Delaware to make such an investment, among other things.

Obligations under the Credit Agreement are guaranteed by the Company and certain subsidiaries of the Company (the “Subsidiary Guarantors”) and will be secured by one or more security agreements, pledge agreements, mortgages and/or deeds of trusts over (i) substantially all of the assets of the Borrower, the Borrower’s subsidiaries (other than Tellurian Production Holdings LLC and its subsidiaries), the Borrower’s direct equity owners and Tellurian Investments LLC and (ii) certain of the equity interests owned by the Company in its directly-owned subsidiaries and certain accounts owned by the Company.

The Loans mature, subject to any exercised extension, on the earlier of (i) one year from the closing date or (ii) the issuance of the “NTP” (as defined in the Lump Sum Turnkey Agreement for the Engineering Procurement and Construction of the Driftwood Phase 1 Liquefaction Facility, dated as of November 10, 2017, by and between Driftwood LNG LLC (a Subsidiary Guarantor) and Bechtel Oil, Gas and Chemicals, Inc.), which maturity date is subject to two extensions of up to six months each upon the satisfaction of certain requirements set forth in the Credit Agreement.  The Loans will bear interest at a rate of 8% per annum payable in cash plus an additional 4% per annum payable in cash, payable in kind or a combination thereof at the option of the Borrower.  No partial prepayment of the Loans is permitted under the Credit Agreement. Upon prepayment or repayment of the Loans in full, the cash interest and fees paid to the Lenders upon the repayment of the Loans must aggregate to an amount of at least 1.20 multiplied by the total principal amount of the Loans borrowed by the Borrower.

The terms of the Credit Agreement include covenants limiting, among other things, the ability of the Company, the Borrower and the Subsidiary Guarantors to incur additional indebtedness, incur liens, consummate mergers and similar fundamental changes, make restricted payments, sell assets, make investments, repay certain indebtedness, enter into certain hedging transactions, and enter into transactions with affiliates, and a covenant requiring the Company to maintain at least an aggregate $30 million balance in accounts constituting collateral.  Events of default under the Credit Agreement include, among other things, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross-default with respect to other indebtedness; bankruptcy; judgments; a change of control; defaults under or terminations of certain material project documents; a breach of the Warrant (as defined below); certain events of default under Tellurian Production Holdings LLC’s credit facility; and ERISA events. Many events of default are subject to notice and cure periods.

Common Stock Purchase Warrant

Pursuant to the terms of the Credit Agreement, the Company issued a Common Stock Purchase Warrant (the “Warrant”), dated May 23, 2019, to an affiliate of one of the lenders party to the Credit Agreement, providing for the right to purchase up to 1,500,000 shares of Tellurian’s common stock at a purchase price equal to $10.00 per share. The Warrant is immediately exercisable and will expire five years after its issuance date.  The Warrant also provides for customary piggyback registration rights.

The above description of the Credit Agreement, the Loans and the Warrant does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement and the Warrant, each of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2019.

Item 2.03              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth in Item 1.01 is incorporated herein by reference to this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELLURIAN INC.

By:	/s/ Antoine J. Lafargue
Name:	Antoine J. Lafargue
Title:	Senior Vice President and Chief Financial Officer

Date: May 28, 2019